Exhibit 10.219

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Settlement Agreement”) is made and entered into this ___ day of March, 2019 by and between James F. Dowden, as Chapter 7 Trustee (the “Trustee”) of the Debtors (as defined below) and the Regional Health Parties (as defined below). The Trustee and Regional Health Parties are collectively referred to herein as the “Parties” or individually as “Party.”

DEFINITIONS

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Eastern District of Arkansas, Little Rock Division.

“Bankruptcy Cases” shall mean the following jointly administered Chapter 7 cases pending in the Bankruptcy Court: In re Highlands Arkansas Holdings, LLC, Bankr. E.D. Ark. Case No. 4:16- bk-13397; In re Highland of Stamps, LLC, Bankr. E.D. Ark. Case No. 4:16-bk-13412; In re Highlands of Rogers Dixieland, LLC, Bankr. E.D. Ark. Case No. 4:16-bk-13411; In re Highlands of North Little Rock John Ashley, LLC, Bankr. E.D. Ark. Case No. 4:16-bk-13409; In re Highlands of Mountain View SNF, LLC, Bankr. E.D. Ark. Case No. 4:16-bk-13410; In re Highlands of Mountain View RCF, LLC, Bankr. E.D. Ark. Case No. 4:16-bk-13408; In re Highlands of Little Rock West Markham, LLC, Bankr. E.D. Ark. Case No. 4:16-bk-13406; In re Highlands of Little Rock South Cumberland, LLC, Bankr. E.D. Ark. Case No. 4:16-bk-13404; In re Highlands of Little Rock Riley, LLC, Bankr. E.D. Ark. Case No. 4:16-bk-13402; and In re Highlands of Fort Smith, LLC, Bankr. E.D. Ark. Case No. 16-bk-13401.

“Debtors” shall mean Highlands Arkansas Holdings, LLC, Highland of Stamps, LLC, Highlands of Rogers Dixieland, LLC, Highlands of North Little Rock John Ashley, LLC, Highlands of Mountain View SNF, LLC, Highlands of Mountain View RCF, LLC, Highlands of Little Rock West Markham, LLC, Highlands of Little Rock South Cumberland, LLC, Highlands of Little Rock Riley, LLC, and Highlands of Fort Smith, LLC.

“Regional Health Parties” shall mean AdCare Health Systems, Inc., Regional Health Properties, Inc., Park Heritage Property Holdings, LLC, Park Heritage Nursing, LLC, Valley River Property Holdings, LLC, Valley River Nursing, LLC, Northridge HC&R Property Holdings, LLC, Northridge HC&R Nursing, LLC, Mountain Top Property Holdings, LLC, Mountain Top ALF, LLC, Woodland Hills HC Property Holdings, LLC, Woodland Hills HC Nursing, LLC, APH&R Property Holdings, LLC, APH&R Nursing, LLC, Mt. V Property Holdings, LLC, Mountain View Nursing, LLC, Homestead Property Holdings, LLC, Homestead Nursing, LLC, Little Rock HC&R Property Holdings, LLC, and Little Rock HC&R Nursing, LLC.

“Adversary Case” means that certain adversary proceeding between the Trustee and the Regional Health Parties, styled James F. Dowden, as Chapter 7 Trustee v. AdCare Health Systems, Inc., et al., Adversary Case No. 4:18-ap-01037, pending in the Bankruptcy Court.

RECITALS

WHEREAS the Trustee filed the Adversary Case on March 27, 2018, and therein made allegations against the Regional Health Parties arising from certain loans, subleases, and payments between them and the Debtors, and pursuant to, inter alia, 11 U.S.C. §§ 502, 510, 542, 544, 547, 548, 550, and 726, 21 U.S.C. § 2201, and Arkansas Code Annotated §§ 4-59-201, et seq., the Trustee asserted causes of action against the Regional Health Parties to determine the validity and extent of their asserted liens on the Debtors’ healthcare receivables;

WHEREAS, the Regional Health Parties have at all times denied, and continue to deny, all allegations and claims made by the Trustee that their liens are invalid, that they received any fraudulent and/or preferential transfers, or that they were in any way involved in any transactions that caused harm, injury or damages to the Debtors;

WHEREAS, the settlement provided for herein is not and shall not in any way be construed or deemed to be evidence or an admission or concession of any fault, liability, fact or amount of damages, or any other matter whatsoever on the part of any Party, and the Parties are entering into this Settlement Agreement solely because they wish to avoid the uncertainty and expense of litigation and to completely and finally put to rest any and all claims and causes of action that are alleged or could have been alleged in the Adversary Case; and

WHEREAS, the Parties to this Settlement Agreement consider it desirable and in their best interests that the claims between them be compromised and settled upon and subject to the terms and conditions herein.

NOW THEREFORE, FOR AND IN CONSIDERATION OF THE MUTUAL COVENANTS, AGREEMENTS AND RELEASES CONTAINED HEREIN, THE PARTIES AGREE TO SETTLE ALL EXISTING AND POTENTIAL CLAIMS BETWEEN THEM ON THE FOLLOWING TERMS, SUBJECT TO APPROVAL BY THE BANKRUPTCY COURT:

SECTION 1.Dates. The date upon which the Bankruptcy Court signs the order approving this Settlement Agreement (the “Order”) shall be the “Order Date.” The “Final Order Date” shall be the later of the following: (i) the expiration of the deadline for filing an appeal (“Appellate Pleading”), or (ii) in the event any Appellate Pleading is filed, the date on which all proceedings resulting from any Appellate Pleading(s) become final.

SECTION 2.Bankruptcy Court Approval. No later than seven (7) days after the execution of this Settlement Agreement by all Parties, the Trustee will file with the Bankruptcy Court and serve a motion to approve this Settlement Agreement under FED. R. BANKR. P. 9019 (the “9019 Motion”). The Parties agree to execute all documents reasonably required, and to file and serve all motions or pleadings reasonably necessary, to obtain all required approvals from the Bankruptcy Court of this Settlement Agreement and to otherwise carry out the terms and provisions of this Settlement Agreement. The Parties and/or their counsel additionally agree to provide reasonable cooperation and assistance, if necessary, at any hearing seeking Bankruptcy Court approval of this Settlement Agreement.

In the event the Bankruptcy Court fails to approve the 9019 Motion, this Settlement Agreement will be null and void and of no further force or effect whatsoever. In such circumstances, neither the fact of the Parties’ negotiation of, nor their entry into this Settlement Agreement, nor any of the Parties’ statements made in connection therewith, may be utilized by any Party in any subsequent litigation or contested matter, offered or admitted into evidence at any trial or hearing, disclosed to persons other than the Parties, or used in any fashion except as may be required by applicable law or permitted by court order, or as otherwise provided in this Settlement Agreement.

SECTION 3.Payment to Regional Health Parties. In consideration of the mutual promises contained herein, within seven (7) days of the Final Order Date, the Trustee shall pay $100,000.00 to the Regional Health Parties (the “Settlement Payment”) according to confidential payment transmittal instructions that shall be provided by counsel for the Regional Health Parties. The Settlement Payment shall be allocated among the Debtors’ bankruptcy estates based on a pro rata percentage of funds collected on the Debtors’ healthcare receivables as follows:

Debtor	Deposits in each estate from Debtors’ Healthcare receivables[1]	Each estates’ percentage of total collections	Allocation of Settlement Payment among Debtors’ estates
Highlands Arkansas Holdings, LLC	$0.00	0.00%	$0.00
Highland of Stamps, LLC	$15,194.33	1.87%	$1,867.17
Highlands of Rogers Dixieland, LLC	$21,767.81	2.67%	$2,674.96
Highlands of North Little Rock John Ashley, LLC	$62,299.71	7.66%	$7,655.78
Highlands of Mountain View SNF, LLC	$20,545.84	2.52%	$2,524.80
Highlands of Mountain View RCF, LLC	$1,457.94	0.18%	$179.16
Highlands of Little Rock West Markham, LLC	$370,329.58	45.51%	$45,508.41
Highlands of Little Rock South Cumberland, LLC	$96,893.01	11.91%	$11,906.82
Highlands of Little Rock Riley, LLC	$159,118.78	19.55%	$19,553.52
Highlands of Fort Smith, LLC	$66,153.69	8.13%	$8,129.38
TOTALS	$813,760.69	100.00%	$100,000.00

1 These are gross deposits. After monthly bankruptcy service charges to the bank holding the estate accounts, actual funds on hand in all of the estates is currently $787,877.68.

SECTION 4.Regional Health Parties’ Releases. The Regional Health Parties, their present and former affiliates, parents, subsidiaries, together with their heirs, successors and assigns (collectively, the “Regional Releasing Parties”) hereby irrevocably and unconditionally release and discharge the Trustee Releasing Parties (defined below) from any and all claims, demands, debts, liens, causes of action, obligations, promises, agreements, damages, costs, losses, expenses of any nature or liabilities, at law or in equity, in contract or in tort, by statute or at common law, which they may now have or may hereafter claim to hold or possess, whether known or unknown, foreseeable or unforeseeable, asserted or unasserted, or liquidated or unliquidated, arising out of or related to the Adversary Case or the Bankruptcy Cases. It is understood and agreed that this is a full and complete release, and includes all sums of any kind or character, including compensatory and non-compensatory damages. Any claims arising from a breach of this Agreement are specifically excluded from this release.

SECTION 5.Trustee’s Releases. Subject to the contingency contained in Section 7, on the 91st day following the Final Order Date, the Trustee, on behalf of himself, his professionals, the Debtors, and the Debtors' bankruptcy estates (collectively, the “Trustee Releasing Parties”), shall irrevocably and unconditionally release and discharge the Regional Releasing Parties from any and all claims, demands, debts, liens, causes of action, obligations, promises, agreements, damages, costs, losses, expenses of any nature, or liabilities, at law or in equity, in contract or in tort, by statute or at common law, which they may now have or may hereafter claim to hold or possess, whether known or unknown, foreseeable or unforeseeable, asserted or unasserted, or liquidated or unliquidated, arising out of or related to the Adversary Case or the Bankruptcy Cases. It is understood and agreed that this will be a full and complete release, and includes all sums of any kind or character, including compensatory and non-compensatory damages. Any claims arising from a breach of this Agreement are specifically excluded from this release.

SECTION 6.Dismissal by Trustee. Subject to the contingency contained in Section 7, within five (5) days after the 91st day following the Final Order Date the Trustee shall take all action necessary to dismiss the Adversary Case with prejudice, and the Trustee shall withdraw his Motion to Determine Privilege Waiver with prejudice and return all copies of the privileged documents. Until then, the Adversary Case shall be temporarily abated.

SECTION 7.Contingency to Effectiveness of Trustee’s Releases and Dismissal of Adversary Case. This Settlement Agreement provides the Regional Health Parties with a contemporaneous exchange for new value in the form of the Settlement Payment and release of all claims. Notwithstanding the releases by the Trustee Releasing Parties and the dismissal of the Adversary Case called for in Sections 5 and 6, such releases and dismissal are expressly contingent on the Trustee and the Debtors' bankruptcy estates being able to retain the benefits bargained for in this Settlement Agreement, and therefore, the releases by the Trustee Releasing Parties and the dismissal of the Adversary Case shall not become effective in the event any of the Regional Health Parties files for bankruptcy protection within 90 days following the Final Order Date, in which case the Trustee's claims against the Regional Health Parties shall be fully preserved and he shall retain the right to continue the Adversary Case, subject to the automatic stay. Notwithstanding the foregoing, if any of the Regional Health Parties files for bankruptcy protection within 90 days following the Final Order Date, the Trustee shall standstill and shall not in any way continue the Adversary Case or otherwise pursue the claims that were or could have been asserted therein, so long as the Regional Health Parties do not attempt to claw back the release provided in Section 4. The filing of a contingent proof of claim by the Trustee Releasing Parties in any bankruptcy case initiated by any of the Regional Health Parties shall not violate this standstill agreement.

SECTION 8.Breach of Settlement Agreement and Specific Performance. In the event any Party fails to perform their obligations under this Settlement Agreement, the Party affected by such failure shall have the right, in addition to any other relief available under applicable law, to seek specific performance of any of those obligations. The Parties further acknowledge and agree that, should any Party be required by any breach of this Settlement Agreement by any other Party to institute legal proceedings to enforce or interpret any of the provisions of this Settlement Agreement, that the prevailing Party in such litigation shall be entitled to recover its reasonable attorneys’ fees and expenses, including fees on appeal, as well as court costs.

SECTION 9.No Release of Obligations in this Settlement Agreement. Nothing in this Settlement Agreement is intended to release any of the Parties from any obligations, duties, or debts that are set forth in this Settlement Agreement.

SECTION 10.No Admission of Liability. The Parties understand and agree that this Settlement Agreement is signed and delivered by the undersigned, with the understanding that the Regional Health Parties have denied all claims asserted against them, and with only the intention to resolve and terminate the disputes among the Parties and to avoid the burdens, continued expense and potential risks of litigation. Each party will bear its own costs, expenses of litigation, and attorneys' fees arising out of these matters. It is further understood and agreed that the Settlement Payment is not to be construed as an admission of liability on the part of any Party—all such liability being expressly denied. The Parties understand and agree that no Party may use this Settlement Agreement, the fact of the Parties settlement negotiations, their reaching a settlement, or the payment of any amounts pursuant to this Settlement Agreement as an admission by any Party as to either the legitimacy or value of any claim or defense that has been asserted or could have been asserted.

SECTION 11.Entire Agreement. This is the entire agreement between and among the Parties concerning the subject matters hereof and supersedes and prevails over all prior and/or contemporaneous agreements, understandings, correspondence or representations between and among the parties, whether oral or written. This Settlement Agreement may not be modified or amended, and there shall be no waiver of its provisions, except by a written instrument executed by the Parties. The Parties expressly waive any right to assert, after the execution of this Settlement Agreement, that any undertaking or obligation has, through ignorance, oversight, or for any other reason been omitted from the scope of this Settlement Agreement.

SECTION 12.Representation by Counsel. Each Party has had the opportunity to be represented by counsel in entering into this Agreement. Each of the Parties affirms to the others that it has consulted and discussed the provisions of this Agreement with its counsel and fully understands the legal effect of each such provisions.

SECTION 13.No Reliance on Other Parties and Informed Agreement. Each Party hereby expressly warrants and represents that: (i) they are not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Settlement Agreement; (ii) they make this Settlement Agreement voluntarily and of their own choice and not under coercion or duress; (iii) they have made their own investigation of the facts and are relying solely upon their own information and knowledge and advice of their counsel; (iv) they have no expectation that any other Party will disclose to them facts material to this Settlement Agreement; and (v) they knowingly waive any claim to rescind or avoid this Settlement Agreement based upon undisclosed facts, known or unknown. No Party has made any representation to or covenant with any other Party about the legal, tax or other consequences of this Settlement Agreement. Each Party has had access to the legal, tax and other advisors of that Party’s own choosing, and has freely and fully reviewed and negotiated the terms of this Settlement Agreement.

SECTION 14.Binding Effect. This Agreement will be binding upon and inure to the benefit of the respective successors and assigns of the Parties.

SECTION 15.Saving Provision. If any one or more of the covenants or agreements of this Settlement Agreement should be determined by a court of competent jurisdiction to be contrary to law, and such covenant or agreement is not a material part or term in this Settlement Agreement, then such covenant or agreement shall be deemed and construed to be severable from the remaining covenants and agreements herein contained and in no way affect the validity of the remaining provisions of this Settlement Agreement.

SECTION 16. Interpretation. This Agreement shall be deemed to have been drafted jointly by the Parties. Accordingly, any rule pertaining to the construction of contracts to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement or of any modifications of or amendments to this Agreement.

SECTION 17.Governing Law and Consent to Jurisdiction. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of Arkansas, without regard to choice of law provisions. The Parties consent to the jurisdiction of the Bankruptcy Court for the interpretation and enforcement of this Settlement Agreement.

SECTION 18.Notices. All notices required to be given to the Parties hereto shall be sent to the following addresses (unless notified in writing to send to another address):

(a)	Notices to the Trustee:

Kathryn G. Reid

ROCHELLE MCCULLOUGH, LLP

325 N. St. Paul, Suite 4500

Dallas, Texas 75201

Telephone: (214) 953-0182

Facsimile: (214) 953-0185

kreid@romclaw.com

James F. Dowden

212 Center Street, 10th Floor

Little Rock, AR 72201

(501) 324-4700 Phone

(501) 374-5463 Fax

jfdowden@swbell.net

(b)	Notices to Regional Health Parties:

Laura F. Ketcham

Miller & Martin PLLC

832 Georgia Avenue, Suite 1200

Chattanooga, TN 37402

423.785.8383 (phone)

Laura.ketcham@millermartin.com

Brent Morrison, CFA

Interim Chief Executive Officer

Regional Health Properties, Inc.

454 Satellite Boulevard, NW

Suite 100

Suwanee, GA 30024

678.368.4402 (phone)

brent.morrison@regionalhealthproperties.com

SECTION 19.Authority of Signatories. Each Party hereby warrants and represents that the person signing this Settlement Agreement is expressly authorized and empowered by the Party on whose behalf the person’s signature appears to bind that Party to each of the obligations set forth herein. The Parties agree that facsimile and/or pdf signatures shall be deemed to be originals. This Settlement Agreement shall be deemed made and entered into when each of the Parties for whose signature it is prepared has executed a copy hereof. There shall be no necessity that the Parties execute a single original or a single copy hereof. Each copy bearing the original signature of a Party shall be deemed a counterpart. All of the counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have each caused this Settlement Agreement to be executed and attested as of the first date written above.

[Signature page follows]

TRUSTEE:		REGIONAL HEALTH PARTIES:

By: James F. Dowden, Chapter 7 Trustee		Signature

Printed Name of Authorized Signer
Date:	, 2019

Title of Authorized Signer

		Date:	, 2019

TRUSTEE:			REGIONAL HEALTH PARTIES:
/s/ James F. Dowden			/s/ Brent Morrison
By: James F. Dowden, Chapter 7 Trustee			Signature
/s/ Brent Morrison
Printed Name of Authorized Signer
Date:	3/8	, 2019	Interim CEO
Title of Authorized Signer

			Date:	March 13	, 2019